Exhibit 99.1

First US Bancshares, Inc. Reports Third Quarter 2025 Results

BIRMINGHAM, AL (October 29, 2025) – Third Quarter Highlights:

First US Bancshares, Inc. (Nasdaq: FUSB) (the “Company”), the parent company of First US Bank (the “Bank”), today reported net income of $1.9 million, or $0.32 per diluted share, for the quarter ended September 30, 2025 (“3Q2025”), compared to $0.2 million, or $0.03 per diluted share, for the quarter ended June 30, 2025 (“2Q2025”) and $2.2 million, or $0.36 per diluted share, for the quarter ended September 30, 2024 (“3Q2024”). For the nine months ended September 30, 2025, net income totaled $3.9 million, or $0.64 per diluted share, compared to $6.5 million, or $1.04 per diluted share, for the nine months ended September 30, 2024.

The table below summarizes selected financial data for each of the periods presented.

	Quarter Ended					Nine Months Ended
	2025			2024		2025	2024
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
Results of Operations:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income	$15,281	$14,854	$14,018	$14,420	$15,017	$44,153	$43,840
Interest expense	5,619	5,378	5,121	5,672	5,832	16,118	16,439
Net interest income	9,662	9,476	8,897	8,748	9,185	28,035	27,401
Provision for credit losses	566	2,717	528	470	152	3,811	152
Net interest income after provision for credit losses	9,096	6,759	8,369	8,278	9,033	24,224	27,249
Non-interest income	860	849	875	982	901	2,584	2,601
Non-interest expense	7,437	7,444	6,918	6,947	6,990	21,799	21,409
Income before income taxes	2,519	164	2,326	2,313	2,944	5,009	8,441
Provision for income taxes	583	9	554	599	722	1,146	1,985
Net income	$1,936	$155	$1,772	$1,714	$2,222	$3,863	$6,456
Per Share Data:
Basic net income per share	$0.33	$0.03	$0.30	$0.30	$0.38	$0.66	$1.10
Diluted net income per share	$0.32	$0.03	$0.29	$0.29	$0.36	$0.64	$1.04
Dividends declared	$0.07	$0.07	$0.07	$0.07	$0.05	$0.21	$0.15
Key Measures (Period End):
Total assets	$1,147,175	$1,143,379	$1,126,967	$1,101,086	$1,100,235
Tangible assets (1)	1,139,740	1,135,932	1,119,502	1,093,602	1,092,733
Total loans	867,520	871,431	848,335	823,039	803,308
Allowance for credit losses ("ACL") on loans and leases	10,700	11,388	10,405	10,184	10,116
Investment securities, net	164,493	157,137	161,946	168,570	145,044
Total deposits	1,002,472	986,846	961,952	972,557	981,149
Short-term borrowings	20,000	35,000	45,000	10,000	-
Long-term borrowings	10,927	10,909	10,890	10,872	10,854
Total shareholders’ equity	104,238	101,892	101,231	98,624	98,491
Tangible common equity (1)	96,803	94,445	93,766	91,140	90,989
Book value per common share	18.08	17.70	17.64	17.31	17.23
Tangible book value per common share (1)	16.79	16.41	16.34	16.00	15.92
Key Ratios:
Return on average assets (annualized)	0.68%	0.06%	0.66%	0.63%	0.82%	0.46%	0.81%
Return on average common equity (annualized)	7.48%	0.61%	7.21%	6.92%	9.21%	5.10%	9.23%
Return on average tangible common equity (annualized) (1)	8.06%	0.66%	7.79%	7.49%	9.99%	5.51%	10.04%
Pre-tax pre-provision net revenue to average assets (annualized) (1)	1.08%	1.03%	1.06%	1.02%	1.14%	1.06%	1.07%
Net interest margin	3.60%	3.59%	3.53%	3.41%	3.60%	3.57%	3.65%
Efficiency ratio (2)	70.7%	72.1%	70.8%	71.4%	69.3%	71.2%	71.4%
Total loans to deposits	86.5%	88.3%	88.2%	84.6%	81.9%
Total loans to assets	75.6%	76.2%	75.3%	74.7%	73.0%
Common equity to total assets	9.09%	8.91%	8.98%	8.96%	8.95%
Tangible common equity to tangible assets (1)	8.49%	8.31%	8.38%	8.33%	8.33%
Tier 1 leverage ratio (3)	9.19%	9.23%	9.55%	9.50%	9.49%
ACL on loans and leases as % of total loans	1.23%	1.31%	1.23%	1.24%	1.26%
Nonperforming assets as % of total assets	0.19%	0.33%	0.44%	0.50%	0.60%
Net charge-offs as a percentage of average loans (annualized)	0.61%	0.79%	0.13%	0.24%	0.12%	0.52%	0.10%

(1) Refer to the non-GAAP reconciliations beginning on page 10.
(2) Efficiency ratio = non-interest expense / (net interest income + non-interest income)
(3) First US Bank Tier 1 leverage ratio

First US Bancshares, Inc. Reports Third Quarter 2025 Results

October 29, 2025

CEO Commentary

“We returned to solid earnings during the third quarter as the provision for credit losses on loans decreased substantially from the second quarter,” stated James F. House, President and CEO of the Company. “The credit issues with two commercial loans that manifested earlier in the year have now been largely resolved, and net charge-offs associated with consumer indirect loans decreased to more normalized levels during the third quarter. In addition, we saw continued improvement in net interest income and margin, and pre-tax pre-provision net revenue, which increased by 7.1%, comparing the third quarter to the second quarter,” continued Mr. House. “All of these are positive developments that reflect the strong momentum our team has built as we move toward the end of the year.”

Financial Results

Loans and Leases – The table below summarizes loan balances by portfolio category as of the end of each of the most recent five quarters.

	Quarter Ended
	2025			2024
	September 30,	June 30,	March 31,	December 31,	September 30,
	(Dollars in Thousands)
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Real estate loans:
Construction, land development and other land loans	$38,560	$48,101	$58,572	$65,537	$53,098
Secured by 1-4 family residential properties	67,620	67,587	68,523	69,999	70,067
Secured by multi-family residential properties	112,763	118,807	106,374	101,057	100,627
Secured by non-residential commercial real estate	211,400	215,035	214,065	227,751	224,611
Commercial and industrial loans ("C&I")	46,562	40,986	45,166	44,238	44,872
Consumer loans:
Direct	4,999	4,836	4,610	4,774	5,018
Indirect	385,616	376,079	351,025	309,683	305,015
Total loans and leases held for investment	$867,520	$871,431	$848,335	$823,039	$803,308
Allowance for credit losses on loans and leases	10,700	11,388	10,405	10,184	10,116
Net loans and leases held for investment	$856,820	$860,043	$837,930	$812,855	$793,192

Total loans decreased by $3.9 million in 3Q2025 as growth in the consumer indirect and C&I categories was offset by decreases in construction, multi-family residential and commercial real estate. While total loans decreased during the quarter, average loans increased due to substantial growth, primarily in the consumer indirect category, earlier in the year. Average loans increased to $871.9 million in 3Q2025, compared to $857.7 million during 2Q2025, and $821.4 million during 3Q2024. The indirect lending platform focuses on consumer lending at the higher end of the credit spectrum. Collateral financed in the indirect portfolio primarily includes boats, recreational vehicles, campers, horse trailers and cargo trailers. The weighted average credit score of new indirect loans financed during the nine months ended September 30, 2025 was 798, while the weighted average credit score for the entire portfolio was 782. For the nine months ended September 30, 2025, the Company’s average total loan balance increased by $30.6 million, or 3.7%, compared to the nine months ended September 30, 2024. While loan yields increased modestly during 3Q2025 compared to 2Q2025, during the nine months ended September 30, 2025, aggregate loan yields generally decreased compared to the corresponding period of 2024, consistent with the general interest rate environment. Average yield on loans totaled 6.10% during 3Q2025, compared to 6.07% during 2Q2025 and 6.40% during 3Q2024. For the nine months ended September 30, 2025, average loan yields totaled 6.07%, compared to 6.34% for the nine months ended September 30, 2024.

Net Interest Income and Margin – Net interest income in 3Q2025 increased by $0.2 million, or 2.0%, compared to 2Q2025 and increased by $0.5 million, or 5.2%, compared to 3Q2024. Net interest margin increased to 3.60% for 3Q2025 (matching the 3Q2024 level), compared to 3.59% for 2Q2025. For the nine-month period ended September 30, 2025, net interest margin was 3.57% compared to 3.65% for the nine-month period ended September 30, 2024.

Provision for Credit Losses – During 3Q2025, the Company recorded a provision for credit losses of $0.6 million, compared to $2.7 million in 2Q2025 and $0.2 million in 3Q2024. The significantly larger provision for credit losses in 2Q2025 resulted primarily from substantial growth in the consumer indirect category, combined with an increase in net charge-offs in the category, as well as from additional credit allowances on two individually evaluated commercial loans. During 3Q2025, charge-offs associated with the indirect portfolio decreased relative to 2Q2025 and credit issues associated with the two individually evaluated commercial loans were substantially resolved. For the nine months ended September

First US Bancshares, Inc. Reports Third Quarter 2025 Results

October 29, 2025

30, 2025, the provision for credit losses totaled $3.8 million, compared to $0.2 million for the nine months ended September 30, 2024. As of September 30, 2025, the Company’s allowance for credit losses ("ACL") on loans and leases as a percentage of total loans was 1.23%, compared to 1.24% as of December 31, 2024.

Pre-tax Pre-provision Net Revenue (“PPNR”) – PPNR totaled $3.1 million in 3Q2025, compared to $2.9 million in 2Q2025 and $3.1 million in 3Q2024. For the nine months ended September 30, 2025, PPNR totaled $8.8 million compared to $8.6 million for the nine months ended September 30, 2024. As a percentage of average assets, PPNR totaled 1.08% in 3Q2025 compared to 1.03% in 2Q2025 and 1.14% in 3Q2024. For the nine months ended September 30, 2025, PPNR as a percentage of average assets was 1.06% compared to 1.07% for the nine months ended September 30, 2024. Refer to the non-GAAP reconciliation of PPNR to net income beginning on page 11.

Deposits – Total deposits increased by $15.6 million, or 1.6%, during 3Q2025, due primarily to increases in both interest-bearing and noninterest-bearing demand deposit accounts, partially offset by a decrease in certificates of deposit. Core deposits, which exclude time deposits of $250 thousand or more and all wholesale brokered deposits, totaled $838.4 million, or 83.6% of total deposits, as of September 30, 2025, compared to $837.7 million, or 86.1% of total deposits, as of December 31, 2024. The average rate on deposits totaled 2.14% during 3Q2025, compared to 2.08% during 2Q2025 and 2.36% during 3Q2024. Fluctuations in deposit costs have been relatively consistent with changes in market interest rates; however, significant competitive pressure remains to acquire and maintain deposit balances in the current environment. For the nine months ended September 30, 2025, the Company’s average rate on deposits totaled 2.10%, compared to 2.24% for the nine months ended September 30, 2024.

Short-term Borrowings – As of September 30, 2025, the Company had $20.0 million in short-term borrowings outstanding compared to $10.0 million outstanding as of December 31, 2024. The short-term borrowings were held as part of the Company’s efforts to maintain on-balance sheet liquidity levels while repricing deposits at lower rates. As of both September 30, 2025 and December 31, 2024, all outstanding short-term borrowings had remaining maturities of less than 30 days. The amount outstanding as of September 30, 2025 included $10.0 million borrowed from the Federal Home Loan Bank of Atlanta (“FHLB”) and $10.0 million borrowed from the Federal Reserve Bank’s (“FRB”) discount window. As of December 31, 2024, all short-term borrowings outstanding were borrowed exclusively from the FHLB.

Deployment of Funds – As of September 30, 2025, the Company held cash, federal funds sold and securities purchased under reverse repurchase agreements totaling $59.5 million, or 5.2% of total assets, compared to $52.9 million, or 4.8% of total assets, as of December 31, 2024. Investment securities, including both the available-for-sale and held-to-maturity portfolios, totaled $164.5 million as of September 30, 2025 compared to $168.6 million as of December 31, 2024. As of September 30, 2025, the expected average life of securities in the investment portfolio was 4.2 years compared to 3.6 years as of December 31, 2024. During the nine months ended September 30, 2025 and 2024, the Company purchased $34.0 million and $27.5 million, respectively, of investment securities at market rates in existence at the time of purchase. These purchases, combined with the maturity and paydown of investment securities at lower rates have led to continued improvement in yield on the portfolio. The yield on the investment securities, including both available-for-sale and held to maturity securities, totaled 3.65% during 3Q2025, compared to 3.46% during 2Q2025 and 3.08% during 3Q2024. For the nine months ended September 30, 2025, the yield on investment securities totaled 3.52%, compared to 2.93% for the nine months ended September 30, 2024.

Asset Quality – Nonperforming assets, including loans in non-accrual status and other real estate owned, totaled $2.2 million as of September 30, 2025, a decrease from $5.5 million as of December 31, 2024. As a percentage of total assets, nonperforming assets decreased to 0.19% as of September 30, 2025 compared to 0.50% as of December 31, 2024. Net charge-offs as a percentage of average loans totaled 0.61% during 3Q2025 compared to 0.79% during 2Q2025 and 0.12% during 3Q2024. Net charge-offs in 3Q2025 totaled $1.3 million, of which $1.0 million was associated with the final charge-off of an individually evaluated commercial loan and $0.4 million was associated with the consumer indirect portfolio, partially offset by $0.1 million in net recoveries in other loan categories. For the nine months ended September 30, 2025, annualized net charge-offs as a percentage of average loans totaled 0.52% compared to 0.10% for the nine months ended September 30, 2024. Net charge-offs over the nine months ended September 30, 2025 totaled $3.3 million, of which $2.2 million was associated with individually evaluated commercial loans and $1.3 million was associated with the consumer indirect portfolio, partially offset by $0.2 million in net recoveries in other portfolios.

Non-interest Income – Non-interest income remained relatively consistent, totaling $0.9 million in 3Q2025 compared to $0.8 million in 2Q2025 and $0.9 million in 3Q2024. For both nine-month periods ended September 30, 2025 and 2024, non-interest income totaled $2.6 million.

Non-interest Expense – Non-interest expense totaled $7.4 million in both 3Q2025 and 2Q2025, compared to $7.0 million in 3Q2024. The expense increase comparing 3Q2025 to 3Q2024 resulted primarily from increases in fees for professional services, write-downs on other real estate owned and inflationary increases in other miscellaneous expense categories. For the nine months ended September 30, 2025, non-interest expense totaled $21.8 million, compared to $21.4 million for the nine months ended September 30, 2024, an increase of $0.4 million, or 1.8%.

First US Bancshares, Inc. Reports Third Quarter 2025 Results

October 29, 2025

Shareholders’ Equity – As of September 30, 2025, shareholders’ equity totaled $104.2 million, or 9.09% of total assets, compared to $98.6 million, or 8.96% of total assets, as of December 31, 2024. The increase in shareholders’ equity during the nine months ended September 30, 2025 resulted primarily from earnings, net of dividends paid and repurchases of shares of the Company's common stock. In addition, shareholders' equity was positively impacted during the period by reductions in the Company's accumulated other comprehensive loss resulting from changes in market interest rates, as well as the maturity of lower yielding investment securities. The Company’s ratio of tangible common equity to tangible assets was 8.49% as of September 30, 2025 compared to 8.33% as of December 31, 2024.

Cash Dividend – In 3Q2025, the Company declared a cash dividend of $0.07 per share on its common stock, consistent with the dividend paid in the two previous quarters of 2025. The Company’s cash dividend was increased in 4Q2024 compared to a dividend declared of $0.05 per share in each of the first three quarters of 2024.

Share Repurchases – The Company did not repurchase shares of its common stock during 3Q2025. During the nine-month period ended September 30, 2025, the Company completed the repurchase of 40,000 shares of its common stock at a weighted average price of $13.38 per share. The repurchases were completed under the Company’s previously announced share repurchase program. As of September 30, 2025, 872,813 shares remained available for repurchase under the program.

Regulatory Capital – During 3Q2025, the Bank continued to maintain capital ratios at higher levels than required to be considered a “well-capitalized” institution under applicable banking regulations. As of September 30, 2025, the Bank’s common equity Tier 1 capital and Tier 1 risk-based capital ratios were each 10.77%, its total capital ratio was 11.92%, and its Tier 1 leverage ratio was 9.19%.

Liquidity – As of September 30, 2025, the Company continued to maintain funding capacity sufficient to provide adequate liquidity for loan growth, capital expenditures and ongoing operations. The Company benefits from a strong core deposit base, a liquid investment securities portfolio and access to funding from a variety of sources, including federal funds lines with other banking institutions, FHLB advances, the FRB's discount window, and brokered deposits. Refer to the Non-GAAP Financial Measures section for additional discussion of measures of the Company’s liquidity.

Banking Center Growth – During 3Q2025, the Company continued its renovation of a banking center office in Daphne, Alabama that was purchased from another financial institution. This location is expected to serve as the Bank’s initial deposit gathering facility in the Daphne/Mobile area. It is currently anticipated that the location will open to the public during the first half of 2026. In addition, in October 2025, the Company opened a new automated banking facility in Mountain Brook, Alabama.

About First US Bancshares, Inc.

First US Bancshares, Inc. (the “Company”) is a bank holding company that operates banking offices in Alabama, Tennessee, and Virginia through First US Bank (the “Bank”). The Company files periodic reports with the U.S. Securities and Exchange Commission (the “SEC”). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.firstusbank.com. More information about the Company and the Bank may be obtained at www.firstusbank.com. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “FUSB.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties.

Certain factors that could affect the accuracy of such forward-looking statements and cause actual results to differ materially from those projected in such forward-looking statements are identified in the public filings made by the Company with the SEC, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. Such factors may include risk related to the Company's credit, including that if loan losses are greater than anticipated; the increased lending risks associated with commercial real estate lending; potential weakness in the residential real estate market; liquidity risks; the impact of national and local market conditions on the Company's business and operations; the rate of growth (or lack thereof) in the economy generally and in the Company’s service areas; the effects of significant changes to the structure and operations of the federal government; strong competition in the banking industry; the impact of changes in interest rates and monetary policy on the Company’s performance and financial

First US Bancshares, Inc. Reports Third Quarter 2025 Results

October 29, 2025

condition; the effects of fiscal challenges facing the U.S. government or any potential government shutdown; the impact of technological changes in the banking and financial service industries and potential information system failures; cybersecurity and data privacy threats; the risks and challenges presented by the development and use of artificial intelligence (“AI”); the costs of complying with extensive governmental regulation; the impact of changing accounting standards and tax laws on the Company's allowance for credit losses and financial results; the possibility that acquisitions may not produce anticipated results and result in unforeseen integration difficulties; and other risk factors described from time to time in the Company’s public filings, including, but not limited to, the Company’s most recent Annual Report on Form 10-K. Relative to the Company’s dividend policy, the payment of cash dividends is subject to the discretion of the Board of Directors and will be determined in light of then-current conditions, including the Company’s earnings, leverage, operations, financial conditions, capital requirements and other factors deemed relevant by the Board of Directors. In the future, the Board of Directors may change the Company’s dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

First US Bancshares, Inc. Reports Third Quarter 2025 Results

October 29, 2025

FIRST US BANCSHARES, INC. AND SUBSIDIARY

NET INTEREST MARGIN

THREE MONTHS ENDED September 30, 2025 AND 2024

(Dollars in Thousands)

(Unaudited)

	Three Months Ended			Three Months Ended
	September 30, 2025			September 30, 2024
	Average Balance	Interest	Annualized Yield/ Rate %	Average Balance	Interest	Annualized Yield/ Rate %
ASSETS
Interest-earning assets:
Loans	$871,926	$13,413	6.10%	$821,444	$13,206	6.40%
Investment securities	151,303	1,391	3.65%	144,821	1,121	3.08%
Federal Home Loan Bank stock	1,328	21	6.27%	825	16	7.72%
Federal funds sold and securities purchased under reverse repurchase agreements	4,850	54	4.42%	5,285	71	5.34%
Interest-bearing deposits in banks	36,087	402	4.42%	43,191	603	5.55%
Total interest-earning assets	1,065,494	15,281	5.69%	1,015,566	15,017	5.88%

Noninterest-earning assets	64,765			64,632
Total assets	$1,130,259			$1,080,198

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Demand deposits	$195,955	386	0.78%	$209,322	566	1.08%
Money market/savings deposits	300,736	2,068	2.73%	244,022	1,650	2.69%
Time deposits	345,916	2,914	3.34%	355,819	3,493	3.91%
Total interest-bearing deposits	842,607	5,368	2.53%	809,163	5,709	2.81%
Noninterest-bearing demand deposits	152,474	—	—	153,171	—	—
Total deposits	995,081	5,368	2.14%	962,334	5,709	2.36%
Borrowings	22,472	251	4.43%	11,769	123	4.16%
Total funding liabilities	1,017,553	5,619	2.19%	974,103	5,832	2.38%

Other noninterest-bearing liabilities	9,969			10,095
Shareholders’ equity	102,737			96,000
Total liabilities and shareholders' equity	$1,130,259			$1,080,198

Net interest income		$9,662			$9,185
Net interest margin			3.60%			3.60%

First US Bancshares, Inc. Reports Third Quarter 2025 Results

October 29, 2025

FIRST US BANCSHARES, INC. AND SUBSIDIARY

NET INTEREST MARGIN

NINE MONTHS ENDED September 30, 2025 AND 2024

(Dollars in Thousands)

(Unaudited)

	Nine Months Ended			Nine Months Ended
	September 30, 2025			September 30, 2024
	Average Balance	Interest	Annualized Yield/ Rate %	Average Balance	Interest	Annualized Yield/ Rate %
ASSETS
Interest-earning assets:
Loans	$851,561	$38,643	6.07%	$821,008	$38,989	6.34%
Investment securities	157,319	4,138	3.52%	140,898	3,094	2.93%
Federal Home Loan Bank stock	1,330	71	7.14%	902	53	7.85%
Federal funds sold and securities purchased under reverse repurchase agreements	4,850	160	4.41%	5,580	226	5.41%
Interest-bearing deposits in banks	34,375	1,141	4.44%	35,748	1,478	5.52%
Total interest-earning assets	1,049,435	44,153	5.63%	1,004,136	43,840	5.83%

Noninterest-earning assets	64,034			66,076
Total assets	$1,113,469			$1,070,212

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Demand deposits	$203,880	1,317	0.86%	$204,805	1,242	0.81%
Money market/savings deposits	277,149	5,355	2.58%	250,528	5,161	2.75%
Time deposits	344,310	8,690	3.37%	346,584	9,615	3.71%
Total interest-bearing deposits	825,339	15,362	2.49%	801,917	16,018	2.67%
Noninterest-bearing demand deposits	154,390	—	—	151,317	—	—
Total deposits	979,729	15,362	2.10%	953,234	16,018	2.24%
Borrowings	22,944	756	4.41%	13,710	421	4.10%
Total funding liabilities	1,002,673	16,118	2.15%	966,944	16,439	2.27%

Other noninterest-bearing liabilities	9,521			9,816
Shareholders’ equity	101,275			93,452
Total liabilities and shareholders' equity	$1,113,469			$1,070,212

Net interest income		$28,035			$27,401
Net interest margin			3.57%			3.65%

First US Bancshares, Inc. Reports Third Quarter 2025 Results

October 29, 2025

FIRST US BANCSHARES, INC. AND SUBSIDIARY

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Share and Per Share Data)

	September 30,	December 31,
	2025	2024
	(Unaudited)
ASSETS
Cash and due from banks	$10,692	$10,633
Interest-bearing deposits in banks	43,998	36,583
Total cash and cash equivalents	54,690	47,216
Federal funds sold and securities purchased under reverse repurchase agreements	4,850	5,727
Investment securities available-for-sale, at fair value (amortized cost $165,921 and $174,597; net of allowance for credit losses of $- and $-)	163,969	167,888
Investment securities held-to-maturity, at amortized cost, net of allowance for credit losses of $- and $-, (fair value 2025 - $504, 2024 - $642)	524	682
Federal Home Loan Bank stock, at cost	1,266	1,256
Loans and leases held for investment	867,520	823,039
Less allowance for credit losses on loans and leases	10,700	10,184
Net loans and leases held for investment	856,820	812,855
Premises and equipment, net of accumulated depreciation	26,499	24,803
Cash surrender value of bank-owned life insurance	17,289	17,056
Accrued interest receivable	3,926	3,588
Goodwill and core deposit intangible, net	7,435	7,484
Other real estate owned	1,158	1,509
Other assets	8,749	11,022
Total assets	$1,147,175	$1,101,086
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$155,941	$155,945
Interest-bearing	846,531	816,612
Total deposits	1,002,472	972,557
Accrued interest expense	2,388	1,751
Other liabilities	7,150	7,282
Short-term borrowings	20,000	10,000
Long-term borrowings	10,927	10,872
Total liabilities	1,042,937	1,002,462
Shareholders’ equity:
Common stock, par value $0.01 per share, 10,000,000 shares authorized; 7,924,744 and 7,840,348 shares issued, respectively; 5,765,137 and 5,696,171 shares outstanding, respectively	79	78
Additional paid-in capital	15,725	15,540
Accumulated other comprehensive loss, net of tax	(1,407)	(4,344)
Retained earnings	119,520	116,865
Less treasury stock: 2,159,607 and 2,144,177 shares at cost, respectively	(29,679)	(29,515)
Total shareholders’ equity	104,238	98,624
Total liabilities and shareholders’ equity	$1,147,175	$1,101,086

First US Bancshares, Inc. Reports Third Quarter 2025 Results

October 29, 2025

FIRST US BANCSHARES, INC. AND SUBSIDIARY

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income:
Interest and fees on loans	$13,413	$13,206	$38,643	$38,989
Interest on investment securities	1,391	1,121	4,138	3,094
Interest on deposits in banks	402	603	1,141	1,478
Other	75	87	231	279
Total interest income	15,281	15,017	44,153	43,840

Interest expense:
Interest on deposits	5,368	5,709	15,362	16,018
Interest on borrowings	251	123	756	421
Total interest expense	5,619	5,832	16,118	16,439

Net interest income	9,662	9,185	28,035	27,401

Provision for credit losses	566	152	3,811	152

Net interest income after provision for credit losses	9,096	9,033	24,224	27,249

Non-interest income:
Service and other charges on deposit accounts	289	312	855	909
Lease income	262	260	815	770
Other income, net	309	329	914	922
Total non-interest income	860	901	2,584	2,601

Non-interest expense:
Salaries and employee benefits	3,759	3,837	11,440	11,815
Net occupancy and equipment	987	958	2,799	2,806
Computer services	431	449	1,264	1,336
Insurance expense and assessments	348	348	1,098	1,153
Fees for professional services	363	299	1,048	1,004
Other expense	1,549	1,099	4,150	3,295
Total non-interest expense	7,437	6,990	21,799	21,409

Income before income taxes	2,519	2,944	5,009	8,441
Provision for income taxes	583	722	1,146	1,985
Net income	$1,936	$2,222	$3,863	$6,456
Basic net income per share	$0.33	$0.38	$0.66	$1.10
Diluted net income per share	$0.32	$0.36	$0.64	$1.04
Dividends per share	$0.07	$0.05	$0.21	$0.15

First US Bancshares, Inc. Reports Third Quarter 2025 Results

October 29, 2025

Non-GAAP Financial Measures

In addition to the financial results presented in this press release that have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company’s management believes that certain non-GAAP financial measures and ratios are beneficial to the reader. These non-GAAP measures have been provided to enhance overall understanding of the Company’s current financial performance and position. Management believes that these presentations provide meaningful comparisons of financial performance and position in various periods and can be used as a supplement to the GAAP-based measures presented in this press release. The non-GAAP financial results presented should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Management believes that both GAAP measures of the Company’s financial performance and the respective non-GAAP measures should be considered together.

The non-GAAP measures and ratios that have been provided in this press release include measures of liquidity, pre-tax pre-provision net revenue, tangible assets and equity, and certain ratios that include tangible assets and equity. Discussion of these measures and ratios is included below, along with reconciliations of such non-GAAP measures to GAAP amounts included in the consolidated financial statements previously presented in this press release.

Liquidity Measures

The table below provides information combining the Company’s on-balance sheet liquidity with readily available off-balance sheet sources of liquidity as of both September 30, 2025 and December 31, 2024.

	September 30, 2025	December 31, 2024
	(Dollars in Thousands)
	(Unaudited)	(Unaudited)
Liquidity from cash, federal funds sold and securities purchased under reverse repurchase agreements:
Cash and cash equivalents	$54,690	$47,216
Federal funds sold and securities purchased under reverse repurchase agreements	4,850	5,727
Total liquidity from cash, federal funds sold and securities purchased under reverse repurchase agreements	59,540	52,943
Liquidity from pledgable investment securities:
Investment securities available-for sale, at fair value	163,969	167,888
Investment securities held-to-maturity, at amortized cost	524	682
Less: securities pledged	(59,255)	(72,110)
Less: estimated collateral value discounts	(10,585)	(10,164)
Total liquidity from pledgable investment securities	94,653	86,296
Liquidity from unused lendable collateral (loans) at FHLB	20,785	45,388
Liquidity from unused lendable collateral (loans and securities) at FRB	200,895	165,061
Unsecured lines of credit with banks	48,000	48,000
Total readily available liquidity	$423,873	$397,688

The table above calculates readily available liquidity by combining cash and cash equivalents, federal funds sold, securities purchased under reverse repurchase agreements and unencumbered investment security values on the Company’s consolidated balance sheet with off-balance sheet liquidity that is readily available through unused collateral pledged to the FHLB and FRB, as well as unsecured lines of credit with other banks. Liquidity from pledgable investment securities and total readily available liquidity are non-GAAP measures used by management and regulators to analyze a portion of the Company's liquidity. Management uses these measures to evaluate the Company's liquidity position.

Pledgable investment securities are considered by management as a readily available source of liquidity since the Company has the ability to pledge the securities with the FHLB or FRB to obtain immediate funding. Both available-for-sale and held-to-maturity securities may be pledged at fair value with the FHLB and through the FRB discount window. The amounts shown as liquidity from pledgable investment securities represent total investment securities as recorded on the consolidated balance sheet, less reductions for securities already pledged and discounts expected to be taken by the lender to determine collateral value.

First US Bancshares, Inc. Reports Third Quarter 2025 Results

October 29, 2025

The unused lendable collateral value at the FHLB presented in the table represents only the amount immediately available to the Company from loans already pledged by the Company to the FHLB as of each consolidated balance sheet date presented. As of September 30, 2025 and December 31, 2024, the Company's total remaining credit availability with the FHLB was $313.0 million and $319.9 million, respectively, subject to the pledging of additional collateral which may include eligible investment securities and loans. In addition, the Company has access to additional sources of liquidity that generally could be obtained over a period of time, including access to unsecured brokered deposits through the wholesale funding markets. Management believes the Company’s on-balance sheet and other readily available liquidity provide strong indicators of the Company’s ability to fund obligations in a stressed liquidity environment.

Excluding wholesale brokered deposits, as of September 30, 2025, the Company had approximately 28 thousand deposit accounts with an average balance of approximately $32.2 thousand per account. Estimated uninsured deposits (calculated as deposit amounts per deposit holder in excess of $250 thousand, the maximum amount of federal deposit insurance, and excluding deposits secured by pledged assets) totaled $220.2 million, or 22.0% of total deposits, as of September 30, 2025. As of December 31, 2024, estimated uninsured deposits totaled $216.8 million, or 22.2% of total deposits.

Pre-tax Pre-provision Net Revenue

The Company utilizes pre-tax pre-provision net revenue (“PPNR”) as a supplemental measure of profitability in addition to earnings measures defined by GAAP, including income before income taxes and net income. PPNR measures the Company’s profitability before accounting for the provisions for credit losses and income taxes. Management believes PPNR provides a means to effectively measure the Company’s core operating profitability on a trended basis. In management’s experience, PPNR and PPNR as a percentage of average assets are commonly used by stock analysts and investors in conjunction with their evaluation of financial institutions. The table below reconciles the Company’s calculation of PPNR to amounts recorded in accordance with GAAP.

	Quarter Ended					Nine Months Ended
	2025			2024		2025	2024
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	(Dollars in Thousands)
	(Unaudited Reconciliation)

Net income	$1,936	$155	$1,772	$1,714	$2,222	$3,863	$6,456
Add: Provision for income taxes	583	9	554	599	722	1,146	1,985
Add: Provision for credit losses	566	2,717	528	470	152	3,811	152
Pre-tax pre-provision net revenue	$3,085	$2,881	$2,854	$2,783	$3,096	$8,820	$8,593
Average assets	$1,130,259	$1,122,342	$1,087,338	$1,086,071	$1,080,198	$1,113,469	$1,070,212
PPNR as a percentage of average assets (annualized)	1.08%	1.03%	1.06%	1.02%	1.14%	1.06%	1.07%

Tangible Balances and Measures

In addition to capital ratios defined by GAAP and banking regulators, the Company utilizes various tangible common equity measures when evaluating capital utilization and adequacy. These measures, which are presented in the financial tables in this press release, may also include calculations of tangible assets. As defined by the Company, tangible common equity represents shareholders’ equity less goodwill and identifiable intangible assets, while tangible assets represent total assets less goodwill and identifiable intangible assets.

Management believes that the measures of tangible equity are important because they reflect the level of capital available to withstand unexpected market conditions. In addition, presentation of these measures allows readers to compare certain aspects of the Company’s capitalization to other organizations. In management’s experience, many stock analysts use tangible common equity measures in conjunction with more traditional bank capital ratios to compare capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets that typically result from the use of the purchase accounting method in accounting for mergers and acquisitions.

First US Bancshares, Inc. Reports Third Quarter 2025 Results

October 29, 2025

These calculations are intended to complement the capital ratios defined by GAAP and banking regulators. Because GAAP does not include these measures, management believes that there are no comparable GAAP financial measures to the tangible common equity ratios that the Company utilizes. Despite the importance of these measures to the Company, there are no standardized definitions for the measures, and, therefore, the Company’s calculations may not be comparable with those of other organizations. In addition, there may be limits to the usefulness of these measures to investors. Accordingly, management encourages readers to consider the Company’s consolidated financial statements in their entirety and not to rely on any single financial measure. The table below reconciles the Company’s calculations of these measures to amounts reported in accordance with GAAP.

		Quarter Ended					Nine Months Ended
		2025			2024		2025	2024
		September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
		(Dollars in Thousands, Except Per Share Data)
		(Unaudited Reconciliation)
TANGIBLE BALANCES
Total assets		$1,147,175	$1,143,379	$1,126,967	$1,101,086	$1,100,235
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		—	12	30	49	67
Tangible assets	(a)	$1,139,740	$1,135,932	$1,119,502	$1,093,602	$1,092,733

Total shareholders’ equity		$104,238	$101,892	$101,231	$98,624	$98,491
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		—	12	30	49	67
Tangible common equity	(b)	$96,803	$94,445	$93,766	$91,140	$90,989

Average shareholders’ equity		$102,737	$101,323	$99,734	$98,618	$96,000	$101,275	$93,452
Less: Average goodwill		7,435	7,435	7,435	7,435	7,435	7,435	7,435
Less: Average core deposit intangible		4	21	39	58	80	21	115
Average tangible shareholders’ equity	(c)	$95,298	$93,867	$92,260	$91,125	$88,485	$93,819	$85,902

Net income	(d)	$1,936	$155	$1,772	$1,714	$2,222	$3,863	$6,456
Common shares outstanding (in thousands)	(e)	5,765	5,755	5,739	5,696	5,715

TANGIBLE MEASURES
Tangible book value per common share	(b)/(e)	$16.79	$16.41	$16.34	$16.00	$15.92

Tangible common equity to tangible assets	(b)/(a)	8.49%	8.31%	8.38%	8.33%	8.33%

Return on average tangible common equity (annualized)	(1)	8.06%	0.66%	7.79%	7.49%	9.99%	5.51%	10.04%

(1)
Calculation of Return on average tangible common equity (annualized) = ((net income (d) / number of days in period) * number of days in year) / average tangible shareholders’ equity (c)

Contact:	Thomas S. Elley
205-582-1200